OLD NATIONAL BANCORP
NYSE: ONB
www.oldnational.com

SUBJECT:	Old National Appoints Veteran Banker, Arthur H. McElwee, Jr., to the Corporate Board of Directors
DATE:	May 24, 2007
For Further Information:	Media: Kathy A. Schoettlin - (812) 465-7269 Vice President - Public Relations

Financial Community: Lynell Walton - (812) 464-1366 Vice President - Investor Relations

EVANSVILLE, IN. Old National Bancorp has appointed Arthur H. McElwee, Jr. to the Corporate Board of Directors, effective today. McElwee will fill the position of David Eckerle, who recently retired from the board to spend time with his family. As a corporate board member, McElwee will define goals and enforce standards while providing oversight of the corporation.

McElwee has extensive experience in the banking industry. McElwee most recently served on the Board of St. Joseph Capital Corporation (SJCC) and St. Joseph Capital Bank (SJCB) located in Mishawaka, Indiana. He was on the Board since its inception in 1996, and served as the Chairman of the Human Resource Committee and the Presiding Director of Company.

His banking career began as the President and COO of the former St. Joseph Bank and Trust Company in South Bend, Indiana. This bank became Trustcorp Bank in 1986 and eventually Society Bank, Indiana following a subsequent merger where he served as Chairman and CEO.

In 1991, McElwee left banking and became President of Goshen Rubber Company, Inc., then President and owner of Toefco Engineered Coating Systems Inc. from 1994-present. He is currently a partner in St. Joseph Development & Investment Company and McElwee Real Estate, LLC.

Larry Dunigan, Chairman of the Board of Old National Bancorp, stated, "We are delighted that Art is joining the board and expect that his experience in both banking and business will make him an invaluable addition."

McElwee said, "I am honored to be appointed to the Board of Directors of Old National Bancorp. I look forward to assisting the Board and the management team in their plans to grow the presence of the Corporation throughout Northern Indiana. My appointment also allows me to continue lending counsel and stewardship to John Rosenthal, Northern Region Executive and his associates."

Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $8.3 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions.